Exhibit 10.199
NOTE CONVERSION COMMITMENT AGREEMENT
     This Note Conversion Commitment Agreement (this “Agreement”) is entered into between The Immune Response Corporation, a Delaware corporation (the “Company”), and Cheshire Associates LLC, a Delaware limited liability company (“Cheshire”), as of February 15, 2006 (the “Effective Date”).
     In consideration of the sum of $10.00 and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Cheshire hereby irrevocably agrees to convert, pursuant to the terms of the 8% Convertible Secured Promissory Note, dated as of April 29, 2005, having a January 1, 2009 maturity date and an outstanding principal amount of $4,735,244.69 (the “Mortgage Note”) and pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended, the principal and accrued interest amount of $1,700,000 of the Mortgage Note as of the time an amendment to the certificate of incorporation of the Company is filed with the Secretary of State of the State of Delaware increasing the authorized shares of the Common Stock in an amount sufficient to provide for the conversion of the Mortgage Note as provided herein (the “Share Increase”), into 85,000,000 shares (subject to any adjustment as provided in the Mortgage Note) of newly-issued Common Stock of the Company (the “Common Shares”). The Company agrees that the Common Shares will have been duly authorized and will be validly issued and non-assessable. The provisions of the Mortgage Note remained unchanged and in full force and effect and each security document pertaining to the Mortgage Note remains unchanged and in full force and effect, and, after such conversion, the Mortgage Note shall be secured by the same security interests in the same collateral and with the same priority as those of the Mortgage Note immediately before this Agreement.
     2. This Agreement may not be amended or waived except in a writing signed by both parties. Both parties agree to cooperate and to do all acts and sign all documents necessary or desirable in order to more perfectly evidence or effectuate the intent of this Agreement. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding between the parties with regard to the subject matter hereof and supersede and preempt any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
     3. Cheshire represents that it is acquiring the Common Shares for its own account for investment and not with a view to distribution.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have caused this Note Conversion Commitment Agreement to be executed as of the date first written above.

THE IMMUNE RESPONSE CORPORATION

By:

Name:
Title:

CHESHIRE ASSOCIATES LLC

By:

Nonmember Manager

2